Exhibit 2.4

ARRANGEMENT AGREEMENT AMENDMENT

THIS AMENDMENT (this “Amendment”) is made as of October 31, 2017.

BETWEEN:

PATIENT HOME MONITORING CORP., a company continued under the laws of British Columbia

(“PHM”)

AND:

VIEMED HEALTHCARE, INC., a company incorporated under the laws of British Columbia

(“Newco”)

(and PHM and Newco being hereinafter singularly also referred to as a “Party” and collectively referred to as the “Parties” as the context so requires).

WHEREAS:

(A)               PHM and Newco entered into an Arrangement Agreement dated January 11, 2017 (the “Arrangement Agreement”), pursuant to which, and subject to the terms thereof, the Parties agreed to carry out an arrangement under the Business Corporations Act (British Columbia) and pursuant to the Plan of Arrangement (as defined in the Arrangement Agreement);

(B)                The Parties wish to amend the Arrangement Agreement and amend and restate the Plan of Arrangement as provided in this Amendment, pursuant to section 4.1 of the Arrangement Agreement and section 5.1 of the Plan of Arrangement, respectively; and

(C)                Capitalized terms used herein and not otherwise defined will have the meanings given to them in the Arrangement Agreement.

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties hereto hereby covenant and agree as follows:

ARTICLE 1

AMENDMENT

1.1	Amendment to Arrangement Agreement

(a) Section 1.1 of the Arrangement Agreement is hereby amended by inserting the following definitions:

“Allocation Factor” means the fraction in which (i) the numerator equals one tenth (1/10) of the average closing price of the Newco Shares on the TSX-V from the Effective Date through the date on which the consolidated US federal income tax return in respect of members of the PHM Group is filed for the fiscal period that includes the Effective Date, and (ii) the denominator equals the sum of (A) one tenth (1/10) of the average closing price of the Newco Shares on the TSX-V from the Effective Date through the date on which the consolidated US federal income tax return in respect of members of the PHM Group is filed for the fiscal period that includes the Effective Date, and (B) the average closing trading price of the New Common Shares on the TSX-V from the Effective Date through the date on which the consolidated US federal income tax return in respect of members of the PHM Group is filed for the fiscal period that includes the Effective Date.

“Governmental Authority” means the government of Canada, the United States of America or any other nation, or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Tax” means any present or future tax, levy, impost, duty, deduction, withholding, assessment, fee or other charge imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Laws” means, as they relate to Tax, any principle of common law and all applicable laws, constitutions, treaties, statutes, codes, ordinances, orders, decrees, rules, regulations and by-laws, judgments, orders, writs, injunctions, decisions, awards and directives of any Governmental Authority, and, to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Authority, including the Internal Revenue Code of 1986, as amended, and any successor statute, as well as the Treasury Regulations promulgated thereunder.

(b) Section 2.1(b)(i) of the Arrangement Agreement is hereby deleted in its entirety and replaced with the following:

(i)
each PHM Option that has not been duly exercised prior to the Effective Time will be deemed to be surrendered and shall be cancelled (without any action on the part of the holder of the PHM Option), each agreement relating to each PHM Option will be terminated and be of no further force and effect, and, in exchange, each Former PHM Optionholder will be entitled, to receive the following:

(A)
for each PHM Option registered in the name of an Eligible PHM Optionholder that is outstanding immediately before the Effective Time, the holder will receive one (1) New PHM Option to purchase from PHM one (1) New Common Share for every PHM Share that could be purchased under the PHM Option, with the same expiry date and vesting terms as the PHM Option so exchanged, and with the exercise price per New Common Share equal to the exercise price of the applicable PHM Option multiplied by the New PHM Exercise Price Ratio, rounded to the nearest half cent, provided that in the event that such exercise price so calculated is less than $0.05, the exercise price will be rounded up to $0.05;

(B)
for each fully-vested PHM Option registered in the name of a person other than an Eligible PHM Optionholder that is outstanding immediately before the Effective Time, the holder will receive one (1) New PHM Option to purchase from PHM one (1) New Common Share for every PHM Share that could be purchased under the PHM Option, with an expiry date on the date that is three (3) months after the Effective Date and an exercise price per New Common Share equal to the exercise price of the applicable PHM Option multiplied by the New PHM Exercise Price Ratio, rounded to the nearest half cent, provided that in the event that such exercise price so calculated is less than $0.05, the exercise price will be rounded up to $0.05; and

(C)
for each PHM Option registered in the name of an Eligible Newco Optionholder that is outstanding immediately before the Effective Time, the holder will receive one tenth (1/10) of a Newco Option (provided that if the foregoing would result in the issuance of a fraction of a Newco Option, then the number of Newco Options otherwise issued will be rounded down to the nearest whole number of Newco Options), with each whole Newco Option entitling the holder to purchase from Newco one (1) Newco Share for every PHM Share that could be purchased under the PHM Option, with the same expiry date and vesting terms as the PHM Option so exchanged and with an exercise price per Newco Share equal to ten times the exercise price of the applicable PHM Option multiplied by the Newco Exercise Price Ratio, rounded to the nearest half cent, provided that in the event that such exercise price so calculated is less than $0.05, the exercise price will be rounded up to $0.05, further provided that, none of the New PHM Options or Newco Options will be exercisable until, subsequent to the Effective Date, five trading days have elapsed in respect of each of PHM and Newco, such that the New PHM Exercise Price Ratio and Newco Exercise Price Ratio have been determined; and

(c) Section 2.23 of the Arrangement Agreement is hereby deleted in its entirety and replaced with the following:

2.23 Post-Closing Payments

The Parties shall follow the following rules and procedures in determining any amounts payable pursuant to Section 2.18, 2.19, 2.20, 2.21, 2.22, 2.24 or 2.25:

(a)	all calculations of payments required to be made pursuant to Section 2.18, 2.19, 2.20, 2.21, or 2.22 will be made in accordance with International Financial Reporting Standards;

(b)
any notice provided by a Party pursuant to Section 2.18, 2.19, 2.20, 2.21, 2.22, 2.24 or 2.25 (a “Payment Notice”) shall include sufficient detail, and the Party delivering the Payment Notice shall provide all records, supporting documents and working papers, necessary to support the calculations provided therein;

(c)
upon receipt by a Party of a Payment Notice, such Party shall have 15 Business Days from the date of receipt of the Payment Notice (the “Dispute Period”) to review and provide any objections to the methods, calculations or other determinations made in the Payment Notice by providing notice (a “Notice of Objection”) to the Party delivering the Payment Notice setting forth a detailed statement of the basis of such Party’s objections and each amount in dispute;

(d)
if a Party delivers a Notice of Objection, the Parties shall work expeditiously and in good faith in an attempt to resolve such objections within 10 Business Days following the date of delivery of the Notice of Objection. Failing resolution of any objection raised by a Party, the dispute shall be submitted for determination to an independent firm of chartered professional accountants or independent firm of certified public accountants mutually agreed upon by the Parties. Such firm of chartered professional accountants or certified public accountants shall be entitled to retain valuators, appraisers or other experts to assist them in making a determination as to fair market value. The determination of such firm shall be final and binding upon the Parties and shall not be subject to appeal, absent manifest error. The Parties acknowledge and agree that such firm are deemed to be acting as experts for the purpose of determining the merits of the Notice of Objection and not as arbitrators;

(e)
if a Party does not deliver a Notice of Objection within the Dispute Period, it is deemed to have accepted and approved the Payment Notice, effective the next Business Day following the end of the Dispute Period;

(f)
upon a final determination of an amount owing pursuant to Section 2.18, 2.19, 2.20, 2.21, 2.22, 2.24 or 2.25, the Party obligated to make payment shall be required to make payment within 10 Business Days from the date of such final determination; and

(g)
PHM and Newco shall each bear their own fees and expenses, including the fees and expenses of their respective advisors, in preparing or reviewing, as the case may be, Payment Notices and Notices of Objections. In the case of a dispute and the retention of an independent firm of chartered professional accountants or independent firm of certified public accountants to determine such dispute as contemplated by Section 2.23(d) the costs and expenses of such firm shall be borne equally by PHM and Newco. However, PHM and Newco shall each bear their own costs in presenting their respective cases to such firm.

(d) The following Section 2.24 is hereby inserted immediately after Section 2.23 of the Arrangement Agreement:

2.24 Specified Arrangement Liabilities

(a)
Notwithstanding Section 2.17, PHM and Newco agree that, in the event that (i) a disposition of property by a member of the PHM Group occurs, or is deemed to occur for the purposes of the Tax Act or any other Tax Law, as part of, or as a necessary prerequisite or consequence of, the execution of the Newco Reorganization or the Arrangement, (ii) an additional Tax amount becomes payable by a member of the PHM Group as a consequence of the Newco Reorganization or the Arrangement, or (iii) any deferred income, foreign accrual property income, or other amounts are required to be claimed or recognized, or included in a Tax computation, by a member of the PHM Group for Tax purposes as a consequence of the execution of the Newco Reorganization or the Arrangement in respect of, or immediately following, the fiscal periods in which such transactions occur, Newco shall be obligated to pay to PHM an amount equal to (1) the additional Tax payable by a member of the PHM Group as a consequence of, and that is attributable to, the occurrence of any of the events described in paragraphs (i) through (iii) (“Additional Tax”), multiplied by (2) the Allocation Factor (a “Specified Arrangement Amount”). The PHM Group shall be required to utilize any non-capital losses or net operating losses, whether arising in the taxation year in which the liabilities described in the preceding sentence arise, or arising before such year, that are available to be applied to reduce the taxable income of a member of the PHM Group that would otherwise give rise to an amount of Additional Tax payable. Notwithstanding anything in this Section 2.24(a) to the contrary, Newco shall not be obligated to pay any Specified Arrangement Amount to the PHM Group for any Additional Tax that arises as a result of the failure of, or any negligence in the prosecution of, the PHM Group qualifying for, or applying for, non-recognition of income or gain under any available Tax Law provisions.

(b)
PHM shall notify Newco in writing of any circumstance that will give rise to an obligation of Newco to pay a Specified Arrangement Amount under this Section 2.24, including (i) the filing of a Tax return by a member of the PHM Group indicating a liability for Additional Tax, and (ii) receipt of an assessment by a Governmental Authority of Additional Tax payable (an “SAA Notice”). Newco shall remit to PHM the full amount of the Specified Arrangement Amount stipulated in the SAA Notice.

(c)
All Tax returns filed by a member of the PHM Group that report a liability for Additional Tax (each, a “Subject Return”) shall be prepared in a manner consistent with past practice (except to the extent that such practice conflicts with applicable Tax Law or the published pronouncements of a Governmental Authority). At least ten Business Days prior to submitting a Subject Return to the applicable Governmental Authority, PHM shall provide Newco with a draft version of the Subject Return for review and comment. PHM and the relevant member of the PHM Group shall (i) reasonably consider all comments in respect of a Subject Return that are provided by Newco within seven Business Days of Newco’s receipt of the draft version of the Subject Return, and (ii) acting in good faith, revise the Subject Return to reflect such adjustments that they reasonably believe are warranted under the circumstances.

(d)
No past Tax return of a member of the PHM Group shall be amended in a manner that may materially increase Newco’s liability to pay a Specified Arrangement Amount without the prior consent of Newco, which may not be unreasonably withheld.

(e)
Upon receiving notice of a potential reassessment that could give rise to an increase in the amount of Additional Tax, PHM shall promptly notify Newco and shall thereafter consult Newco on the actions to be taken to contest any such proposed reassessment.  If the PHM Group prosecutes a challenge or other appeal in respect of an assessment of Additional Tax, Newco shall be consulted in the challenge or appeal with the Governmental Authority or any federal court to overturn the Additional Tax.  The PHM Group will consult with Newco before entering into any final settlement or compromise agreement with the Governmental Authority, which accepts all or a portion of any such potential reassessment resulting in Additional Tax.

(f)
In the event that the amount of the Additional Tax upon which a Specified Arrangement Amount is computed is subsequently reassessed, PHM shall promptly notify Newco of such reassessment and (i) PHM shall pay to Newco an amount equal to the amount, if any, by which the Specified Arrangement Amount (computed on the basis of the reassessed amount of Additional Tax) is less than the Specified Arrangement Amount previously paid by Newco to PHM, and (ii) Newco shall pay to PHM an amount equal to the amount, if any, by which the Specified Arrangement Amount (computed on the basis of the reassessed amount of Additional Tax) exceeds the Specified Arrangement Amount previously paid by Newco to PHM.

(e) The following Section 2.25 is hereby inserted immediately after Section 2.24 of the Arrangement Agreement:

2.25 Tax Balance Payments

(a)	Notwithstanding Section 2.17, PHM and Newco agree that Newco shall pay to PHM amounts equal to:

(i)
the income and franchise Tax (including any alternative minimum Tax) that would have been payable by Newco and each of its subsidiaries (which, for greater certainty, shall, at all times, include Sleepco) (collectively, the “Newco Tax Group”) in respect of the fiscal period ending September 30, 2017 (computed on the basis of the graduated or other relevant rates provided for under U.S. federal, state and local Tax laws, or Canadian Tax Laws, as applicable) had (A) the Arrangement been fully executed on September 30, 2016, (B) the first fiscal period of each member of the Newco Tax Group for Tax purposes commenced on October 1, 2016, (C) the Newco Tax Group filed a separate, standalone Tax return for the fiscal period ending September 30, 2017, (D) each member of the Newco Tax Group had available losses or loss carryforward balances equal to the losses incurred by such member, if any, at a time when it was indirectly controlled by PHM, (E) all common, shared or joint expenses relating to members of both the PHM Group and the Newco Group been allocated or apportioned in a manner consistent with historical practice or otherwise on a reasonable basis commensurate with the relative consumption of the property or services giving rise to such expenses (for this purpose, for the avoidance of doubt, the monthly cash reconciliation process historically followed by the PHM Group and Sleepco shall be deemed to reflect, absent manifest error, a reasonable basis for allocating or apportioning common, shared or joint expenses), and (F) Holdco and Sleepco been the sole members of a consolidated group for US Tax purposes (the “First Balance Payment”), provided, however, that this Section 2.25(a)(i) shall only apply to (1) Canadian Taxes, and (2) Taxes that are determined on a consolidated, combined or unitary basis with a member or members of the PHM Group; and

(ii)
the income and franchise Tax (including any alternative minimum Tax) Tax that would have been payable by each member of the Newco Tax Group in respect of the period from October 1, 2017 through the Effective Date (computed on the basis of the graduated or other relevant rates provided for under U.S. federal, state and local Tax laws, as well as the Treasury Regulations promulgated thereunder, or Canadian Tax Laws, as applicable) had (A) the Arrangement been fully executed on September 30, 2016, (B) the first fiscal period of each member of the Newco Tax Group for Tax purposes commenced on October 1, 2016, (C) the second fiscal period of each member of the Newco Tax Group for Tax purposes commenced on October 1, 2017, (D) the second fiscal period of each member of the Newco Tax Group for Tax purposes ended on the Effective Date, (E) the Newco Tax Group filed a separate, standalone Tax return for the fiscal period ending on the Effective Date, (F) each member of the Newco Tax Group had available losses or loss carryforward balances equal to the losses incurred by such member, if any, at a time when it was indirectly controlled by PHM and that were not otherwise applied in computing the First Balance Payment, (G) all common, shared or joint expenses relating to members of both the PHM Group and the Newco Group been allocated or apportioned in a manner consistent with historical practice or otherwise on a reasonable basis commensurate with the relative consumption of the property or services giving rise to such expenses (for this purpose, for the avoidance of doubt, the monthly cash reconciliation process historically followed by the PHM Group and Sleepco shall be deemed to reflect, absent manifest error, a reasonable basis for allocating or apportioning common, shared or joint expenses), and (H) Holdco and Sleepco been the sole members of a consolidated group for US Tax purposes (the “Second Balance Payment”), provided, however, that this Section 2.25(a)(ii) shall only apply to (1) Canadian Taxes, and (2) Taxes that are determined on a consolidated, combined or unitary basis with a member or members of the PHM Group;.

(b)
PHM shall notify Newco in writing of its computation of the First Balance Payment within thirty (30) days after the members of the PHM Group filing all income and franchise Tax returns for the fiscal period (or portion thereof) ending on September 30, 2017.

(c)
PHM shall notify Newco in writing of its computation of the Second Balance Payment within thirty (30) days after the members of the PHM Group filing all income and franchise Tax returns for the fiscal period (or portion thereof) ending on the Effective Date.

(d)
At the request of PHM, Newco shall provide, or cause to be provided, such reasonable assistance, including reasonable access to relevant documentation, necessary to permit PHM to compute the First Balance Payment and the Second Balance Payment.

(e)
All Tax returns filed by a member of the PHM Group or the Newco Group that report amounts that may be relevant to the computation of the First Balance Payment or the Second Balance Payment (each, a “Balance Period Return”) shall be prepared in a manner consistent with past practice (except to the extent that such practice conflicts with applicable Tax Law or the published pronouncements of a Governmental Authority). (For the avoidance of doubt, it is agreed that past practice included elections to claim bonus/accelerated depreciation for Tax purposes.) At least ten Business Days prior to submitting a Balance Period Return to the applicable Governmental Authority, PHM or Newco, as applicable, shall provide Newco or PHM, as applicable, with a draft version of the Balance Period Return for review and comment. PHM and the relevant member of the PHM Group, or Newco and the relevant member of the Newco Group, as applicable, shall (i) reasonably consider all comments in respect of a Balance Period Return that are provided by Newco or PHM, as applicable, within seven Business Days of such Party’s receipt of the draft version of the Balance Period Return, and (ii) acting in good faith, revise the Balance Period Return to reflect such adjustments that they reasonably believe are warranted under the circumstances.

(f)
No past Tax return of a member of the PHM Group or the Newco Group shall be amended in a manner that may materially increase or decrease the amount of the First Balance Payment or the Second Balance Payment without the prior consent of both Newco and PHM, which may not be unreasonably withheld.

(g)
Upon receiving notice of a potential reassessment that could give rise to an increase or decrease in the amount of the First Balance Payment or the Second Balance Payment, PHM or Newco, as applicable, shall promptly notify Newco or PHM, as applicable, and shall thereafter consult Newco or PHM, as applicable, on the actions to be taken to contest any such proposed reassessment.  If the PHM Group or the Newco Group, as applicable, prosecutes a challenge or other appeal in respect of such an assessment, Newco or PHM, as applicable, shall be consulted in the challenge or appeal with the Governmental Authority or any federal court.  The PHM Group or the Newco Group, as applicable, will consult with Newco or PHM, as applicable, before entering into any final settlement or compromise agreement with the Governmental Authority, which accepts all or a portion of any such potential reassessment.

(h)
In the event that a reassessment is subsequently issued by a Governmental Authority that would result in an increase or decrease in the amount of the First Balance Payment or the Second Balance Payment had the amounts upon which the reassessment was predicated been used in computing the First Balance Payment or the Second Balance Payment, PHM or Newco, as applicable, shall promptly notify Newco or PHM, as applicable, of such reassessment and (i) PHM shall pay to Newco an amount equal to the amount, if any, by which the First Balance Payment or the Second Balance Payment, as applicable, (computed on the basis of the amounts underlying the reassessment) is less than the the First Balance Payment or the Second Balance Payment, as applicable, previously paid by Newco to PHM, and (ii) Newco shall pay to PHM an amount equal to the amount, if any, by which the First Balance Payment or the Second Balance Payment, as applicable, (computed on the basis of the amounts underlying the reassessment) exceeds the First Balance Payment or the Second Balance Payment, as applicable, previously paid by Newco to PHM.

1.2	Amended and Restated Plan of Arrangement

The Plan of Arrangement appended as Schedule A to the Arrangement Agreement is replaced with the Amended and Restated Plan of Arrangement appended hereto as Schedule A.

ARTICLE 2

GENERAL

2.1	Governing Law

This Amendment shall be governed by, and be construed in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable therein but the reference to such laws shall not, by conflict of laws rules or otherwise, require the application of the law of any jurisdiction other than the Province of British Columbia.

2.2	Execution in Counterparts

This Amendment may be executed in one or more counterparts, each of which shall conclusively be deemed to be an original and all such counterparts collectively shall be conclusively deemed to be one and the same. Delivery of an executed counterpart of the signature page to this Amendment by electronic mail or facsimile shall be effective as delivery of a manually executed counterpart of this Amendment, and any Party delivering an executed counterpart of the signature page to this Amendment by electronic mail or facsimile to any other Party shall thereafter also promptly deliver a manually executed original counterpart of this Amendment to such other Party, but the failure to deliver such manually executed original counterpart shall not affect the validity, enforceability or binding effect of this Amendment.

2.3	References to Arrangement Agreement and Plan of Arrangement

After the date hereof, all references to the Arrangement Agreement will refer to the Arrangement Agreement as amended by this Amendment and all references to the Plan of Arrangement will refer to the Amended and Restated Plan of Arrangement appended as Schedule A to this Amendment.

2.4	Modification; Full Force and Effect

Except as expressly modified and superseded by this Amendment, the terms, representations, warranties, covenants and other provisions of the Arrangement Agreement (including the Schedules thereto) are and shall continue to be in full force and effect in accordance with their respective terms.

[signature page follows]

IN WITNESS WHEREOF the Parties have executed this Amendment as of the date first written above.

PATIENT HOME MONITORING CORP.		VIEMED HEALTHCARE, INC.

By:	/s/ Gregory J. Crawford	By:	/s/ Casey Hoyt

	Name: Gregory J. Crawford		Name: Casey Hoyt
	Title: Chief Operating Officer		Title: COO

SCHEDULE A
AMENDED AND RESTATED
PLAN OF ARRANGEMENT

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless the context requires, the following terms will have the respective meanings set out below:

“5 Day VWAP” at any particular time in respect of a security means the volume weighted average trading price of  the security on the principal exchange on which the security is traded for the five consecutive trading days, calculated by dividing the total value of all trades by the total volume of all trades for such five day period, and in the case of a calculation of the 5 Day VWAP of Newco further divided by ten to reflect the exchange ratio of PHM Shares for Newco Shares pursuant to the Arrangement.

“Arrangement” means the arrangement under section 288 of the BCBCA contemplated by this Plan of Arrangement.

“Arrangement Agreement” means the Arrangement Agreement dated January 11, 2017 between PHM and Newco, as amended October 31, 2017.

“Arrangement Resolution” means the special resolution to be considered and voted on by PHM Securityholders at the Meeting to approve the Arrangement, to be in substantially the form attached as Schedule B to the Arrangement Agreement.

“BCBCA” means the Business Corporations Act (British Columbia), as amended, and the regulations thereunder.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Court” means the Supreme Court of British Columbia.

“Depositary” means Computershare Investor Services Inc. or such other institution as PHM may select.

“Direct Registration Advice” means written evidence of the book entry issuance or holding of shares issued to the holder by the transfer agent of such shares.

“Dissent Rights” has the meaning set out in Section 3.1 of this Plan of Arrangement.

“Dissent Securities” means the PHM Shares or PHM Options held by a Dissenting Securityholder in respect of which the Dissenting Securityholder has duly and validly exercised the Dissent Rights.

“Dissenting Securityholder” means a registered PHM Securityholder who has duly and validly exercised the Dissent Rights.

“Effective Date” means the date selected by PHM as being the date upon which the Arrangement first becomes effective.

“Effective Time” means 12:01 a.m. (Pacific Standard Time) on the Effective Date, or such other time on the Effective Date as determined by PHM.

“Eligible Newco Optionholders” means each person that is an “Eligible Person” as defined in the Newco Option Plan, which shall include each officer, director and employee and each Management Company Employee and Consultant (as such capitalized terms are defined in Policy 4.4 of the TSX-V’s Corporate Finance Manual) of Newco upon completion of the Arrangement.

“Eligible PHM Optionholders” means each person that is an “Eligible Person” as defined in the New PHM Option Plan, which shall include each officer, director and employee and each Management Company Employee and Consultant (as such capitalized terms are defined in Policy 4.4 of the TSX-V’s Corporate Finance Manual) of PHM upon completion of the Arrangement.

“Encumbrance” includes, with respect to any property or asset, any mortgage, pledge, assignment, hypothec, charge, lien, security interest, adverse right or claim, other third party interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing.

“Final Order” means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time before the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal.

“Former PHM Optionholder” means a holder of unexercised PHM Options immediately before the Effective Time.

“Former PHM Shareholder” means a holder of PHM Shares immediately before the Effective Time.

“Interim Order” means the interim order of the Court in respect of the Arrangement providing for, among other things, the calling and holding of the Meeting, as the same may be amended, supplemented or varied by the Court.

“Letter of Transmittal” means the letter of transmittal for use by registered PHM Shareholders in connection with the Arrangement.

“Meeting” means the annual and special meeting of the PHM Securityholders (including any adjournment or postponement thereof) to be called and held in accordance with the Interim Order to consider, among other things, the Arrangement Resolution.

“New Common Shares” means common shares in the authorized share structure of PHM to be created in accordance with this Plan of Arrangement and which will have attached thereto the same rights and privileges as the PHM Shares immediately prior to the Effective Time.

“New PHM Exercise Price Ratio” means the ratio determined by the following formula:

X

(X+Y)

where

X = the 5 Day VWAP of the New Common Shares immediately following the Effective Time, and

Y = the 5 Day VWAP of the Newco Shares immediately following the Effective Time.

“New PHM Option Plan” means the stock option plan to be adopted and approved in connection with the Arrangement that will replace the PHM Option Plan and pursuant to which New PHM Options will be granted.

“New PHM Options” means the stock options of PHM that will be granted to certain Former PHM Optionholders under the Arrangement and will be exercisable for New Common Shares pursuant to the New PHM Option Plan.

“Newco” means Viemed Healthcare, Inc., a company incorporated under the laws of British Columbia.

“Newco Exercise Price Ratio” means the ratio determined by the following formula:

Y

(X+Y)

where

X = the 5 Day VWAP of the New Common Shares immediately following the Effective Time, and

Y = the 5 Day VWAP of the Newco Shares immediately following the Effective Time.

“Newco Option Plan” means the stock option plan of Newco to be adopted and approved in connection with the Arrangement and pursuant to which Newco Options will be granted.

“Newco Options” means the stock options of Newco that will be granted to certain Former PHM Optionholders pursuant to the Arrangement and will be exercisable for Newco Shares pursuant to the Newco Option Plan.

“Newco Shares” means the common shares in the capital of Newco.

“PHM” means Patient Home Monitoring Corp., a company incorporated under the laws of British Columbia.

“PHM Board” means the board of directors of PHM, as may be constituted from time to time.

“PHM Optionholder” means a holder of PHM Options.

“PHM Option Plan” means the stock option plan of PHM dated effective June 1, 2010.

“PHM Options” means the outstanding options to purchase PHM Shares granted pursuant to the PHM Option Plan.

“PHM Shareholder” means a holder of PHM Shares.

“PHM Securityholders” means, together, the PHM Shareholders and PHM Optionholders.

“PHM Shares” means the common shares in the authorized share structure of PHM as constituted prior to the Effective Time.

“PHM Warrants” means the outstanding warrants and compensation options to purchase PHM Shares.

“Parties” means PHM and Newco, and “Party” means any one of them.

“Person” means any individual, partnership, firm, trust, body corporate, government, governmental body, agency or instrumentality, unincorporated body of persons or association.

“Plan of Arrangement”, “hereof”, “herein”, “hereunder” and similar expressions mean this plan of arrangement and any amendments, variations or supplements hereto made in accordance with the terms hereof or the Arrangement Agreement or at the direction of the Court in the Final Order.

“Registrar” means the Registrar of Companies appointed under the BCBCA.

“Tax Act” means the Income Tax Act (Canada), as amended, and the regulations thereunder.

“TSX-V” means the TSX Venture Exchange.

“United States” or “U.S.” means the United States of America, any territory or possession thereof, any state of the United States, and the District of Columbia.

1.2	Interpretation Not Affected by Headings, etc.

The division of this Plan of Arrangement into articles, sections, subsections, paragraphs and other portions and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article”, “Section”, “Subsection” or “Paragraph” followed by a number and/or a letter refer to the specified Article, Section, Subsection or Paragraph of this Plan of Arrangement.

1.3	Number and Gender

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular include the plural and vice versa. Words importing gender include all genders.

1.4	Time

Time will be of the essence in every matter or action contemplated in this Plan of Arrangement. All times expressed herein are local time (Vancouver, British Columbia) unless otherwise stipulated.

1.5	Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada.

ARTICLE 2
ARRANGEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement, except in respect of the sequence of the steps comprising the Arrangement, which will occur in the order set forth herein. If there is any conflict or inconsistency between the provisions of this Plan of Arrangement and the Arrangement Agreement, the provisions of this Plan of Arrangement will govern.

2.2	Binding Effect

At the Effective Time, the Arrangement will be binding on:

(a)	PHM;

(b)	Newco;

(c)	all PHM Shareholders;

(d)	all PHM Optionholders; and

(e)	all holders of PHM Warrants.

2.3	The Arrangement

Commencing at the Effective Time, except as otherwise noted herein, the following will occur and will be deemed to occur in the following order without any further act or formality on the part of any Person:

(a)	all Dissent Securities held by Dissenting Securityholders will be deemed to have been transferred to PHM, and:

(i)
each Dissenting Securityholder will cease to have any rights as a PHM Securityholder other than the right to be paid by PHM, in accordance with the Dissent Rights, the fair value of such Dissent Securities;

(ii)	the Dissenting Securityholder's name will be removed as the holder of such Dissent Securities from the central securities register of PHM;

(iii)	the Dissent Securities will be cancelled; and

(iv)
the Dissenting Securityholder will be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign such Dissent Securities;

(b)
notwithstanding the terms of the PHM Option Plan, including any agreement made thereunder, each PHM Option that has not been duly exercised prior to the Effective Time will be deemed to be surrendered and shall be cancelled (without any action on the part of the holder of the PHM Option), and each agreement relating to each PHM Option will be terminated and of no further force and effect, and:

(i)	in exchange, each Former PHM Optionholder will be entitled to receive the following:

(A)
for each PHM Option registered in the name of an Eligible PHM Optionholder that is outstanding immediately before the Effective Time, the holder will receive one (1) New PHM Option to purchase from PHM one (1) New Common Share for every PHM Share that could be purchased under the PHM Option, and each such New PHM Option will be governed by the terms of the New PHM Option Plan and will have:

(1)
an exercise price per New Common Share equal to the exercise price of the applicable PHM Option multiplied by the New PHM Exercise Price Ratio, rounded to the nearest half cent, provided that in the event that such exercise price so calculated is less than $0.05, the exercise price will be rounded up to $0.05;

(2)	the same expiry date as the expiry date of the PHM Option for which such New PHM Option was exchanged; and

(3)	the same vesting terms as the vesting terms of the PHM Option for which such New PHM Option was exchanged;

(B)
for each fully-vested PHM Option registered in the name of a person other than an Eligible PHM Optionholder that is outstanding immediately before the Effective Time, the holder will receive one (1) New PHM Option to purchase from PHM one (1) New Common Share for every PHM Share that could be purchased under the PHM Option, and each such New PHM Option will be governed by the terms of the New PHM Option Plan and will have:

(1)
an exercise price per New Common Share equal to the exercise price of the applicable PHM Option multiplied by the New PHM Exercise Price, rounded to the nearest half cent, provided that in the event that such exercise price so calculated is less than $0.05, the exercise price will be rounded up to $0.05; and

(2)	an expiry date that is the date which is three (3) months from the Effective Date;

(C)
for each PHM Option registered in the name of an Eligible Newco Optionholder that is outstanding immediately before the Effective Time, the holder will receive one tenth (1/10) of a Newco Option (provided that if the foregoing would result in the issuance of a fraction of a Newco Option, then the number of Newco Options otherwise issued will be rounded down to the nearest whole number of Newco Options), with each whole Newco Option entitling the holder to purchase from Newco one (1) Newco Share for every PHM Share that could be purchased under the PHM Option, and each such Newco Option will be governed by the terms of the Newco Option Plan and will have:

(1)
an exercise price per Newco Share equal to ten times the exercise price of the applicable PHM Option multiplied by the Newco Exercise Price Ratio, rounded to the nearest half cent, provided that in the event that such exercise price so calculated is less than $0.05, the exercise price will be rounded up to $0.05;

(2)	the same expiry date as the expiry date of the PHM Option for which such Newco Option was exchanged; and

(3)	the same vesting terms as the vesting terms of the PHM Option for which such Newco Option was exchanged,

provided that, none of the New PHM Options or Newco Options will be exercisable until, subsequent to the Effective Date, five trading days have elapsed in respect of each of PHM and Newco, such that the New PHM Exercise Price Ratio and Newco Exercise Price Ratio have been determined;

(ii)
the PHM Option Plan will be terminated, and neither PHM nor any PHM Optionholder will have any rights, liabilities or obligations with respect to the PHM Option Plan, any PHM Option or any agreements made in connection therewith; and

(iii)	the respective option registers of PHM and Newco will be deemed to be amended accordingly; and

(c)	PHM will undertake a reorganization of capital within the meaning of Section 86 of the Tax Act, which organization will occur in the following order:

(i)
the identifying name of the PHM Shares will be changed from “Common Shares” to “Class A Common Shares” and the special rights and restrictions attached to such shares will be amended to provide that each PHM Share is entitled to two votes at any meeting of the shareholders of PHM, and to reflect such amendments PHM’s articles will be deemed to be amended by replacing Section 26.3 of PHM’s articles in its entirety with a new Section 26.3 as set out in Appendix “A” to this Plan of Arrangement and PHM’s notice of articles will be deemed to be amended accordingly;

(ii)
the New Common Shares, being shares without par value, will be created as a class, the identifying name of the New Common Shares will be “Common Shares”, and the maximum number of New Common Shares which PHM will be authorized to issue will be unlimited;

(iii)
each outstanding PHM Share will be exchanged (without any further act or formality on the part of the PHM Shareholder), free and clear of all Encumbrances, for one (1) New Common Share and one tenth (1/10) of one Newco Share (provided that if the foregoing would result in the issuance of a fraction of a Newco Share, then the number of Newco Shares otherwise issued will be rounded down to the nearest whole number of Newco Shares) and the PHM Shares will thereupon be cancelled, and:

(A)	the holders of PHM Shares will cease to be the holders thereof and cease to have any rights or privileges as holders of PHM Shares;

(B)	the holders’ names will be removed from the securities register of PHM; and

(C)
each PHM Shareholder will be deemed to be the holder of the New Common Shares and the Newco Shares exchanged for the PHM Shares, in each case, free and clear of any Encumbrances, and will be entered into the securities register of PHM and Newco, as the case may be, as the registered holder thereof;

(iv)
the authorized share capital of PHM will be amended by (A) the elimination of the PHM Shares and the special rights and restrictions attached to such shares, (B) the elimination of the special rights and restrictions attached to the First Preferred Shares and Second Preferred Shares of PHM, and (C) the creation of special rights and restrictions for the New Common Shares, First Preferred Shares and Second Preferred Shares of PHM as set out in Appendix “B” to this Plan of Arrangement; and to reflect such amendments Part 26 of PHM’s articles will be deleted in its entirety and replaced with a new Part 26 as set out in Appendix “B” to this Plan of Arrangement and the notice of articles will be deemed to be amended accordingly; and

(v)
the capital of PHM in respect of the New Common Shares will be an amount equal to the paid-up capital for the purposes of the Tax Act in respect of the PHM Shares immediately prior to the Effective Time, less the fair market value of the Newco Shares distributed on such exchange as determined by the PHM Board;

provided that none of the foregoing will occur or be deemed to occur unless all of the foregoing occurs or is deemed to occur.

ARTICLE 3
DISSENT RIGHTS

3.1	Dissent Rights

(a)	A registered PHM Securityholder may exercise dissent rights in connection with the Arrangement Resolution in the manner set out in the BCBCA (the “Dissent Rights”), as modified by the Interim Order.

(b)	Without limiting the generality of the foregoing, Dissenting Securityholders who duly exercise Dissent Rights and who:

(i)	are ultimately paid fair value for their Dissent Securities will be paid by PHM and will be deemed to have transferred their Dissent Securities in accordance with Subsection 2.3(a); or

(ii)
are ultimately not entitled, for any reason, to be paid fair value for the Dissent Securities will be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as non-dissenting holders of PHM Securities and will be entitled to receive the shares and options, as applicable, that such holders would have received pursuant to Subsections 2.3(b) and (c) as applicable, if such holders had not exercised Dissent Rights.

(c)
In no circumstances will PHM, Newco or any other Person be required to recognize a Person as a Dissenting Securityholder unless such Person is a registered holder of those PHM Securities in respect of which such rights are sought to be exercised.

(d)
For greater certainty, in no case will PHM, Newco or any other Person be required to recognize Dissenting Securityholders as holders of New Common Shares, Newco Shares, New PHM Options, or Newco Options, as applicable, after the Effective Time, and the names of all Dissenting Securityholders will be deleted from the central securities register of PHM as of the Effective Time.

(e)
For greater certainty, in addition to any other restrictions in the BCBCA and the Interim Order, PHM Shareholders and PHM Optionholders who vote, have voted or have instructed a proxyholder to vote in favor of the Arrangement Resolution will not be entitled to exercise Dissent Rights.

ARTICLE 4
SECURITIES AND RELATED CERTIFICATES

4.1	Right to New Common Shares and Newco Shares

(a)
Subject to Section 4.6 hereof, as soon as practicable following the later of the Effective Time and the date of surrender to the Depositary for cancellation of certificate(s) (if any) that immediately before the Effective Time represented one or more outstanding PHM Shares that were exchanged for New Common Shares and Newco Shares in accordance with Subsection 2.3(c) hereof, together with such other documents and instruments contemplated by the Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the Former PHM Shareholder of such surrendered certificate(s) (if any) will be entitled to receive in exchange therefor, and the Depositary will, and PHM and Newco, as applicable, will cause the Depositary to, deliver to such Former PHM Shareholder share certificates or Direct Registration Advices representing the New Common Shares and the Newco Shares that such Former PHM Shareholder is entitled to receive, in accordance with this Plan of Arrangement.

(b)
Subject to Article 3 and Section 4.6, after the Effective Time and until surrendered for cancellation as contemplated by Subsection 4.1(a) hereof, each certificate that immediately before the Effective Time represented one or more PHM Shares will be deemed at all times to represent only the right to receive in exchange therefor the New Common Shares and Newco Shares that the holder of such certificate (if any) is entitled to receive in accordance with Subsection 2.3(c) hereof.

4.2	Lost Certificates

If any certificate that immediately before the Effective Time represented one or more outstanding PHM Shares that were exchanged for the New Common Shares and Newco Shares in accordance with Subsection 2.3(c) hereof, has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary will deliver in exchange for such lost, stolen or destroyed certificate, the New Common Shares and Newco Shares that such holder is entitled to receive in accordance with Section 4.1 hereof. When authorizing such delivery of New Common Shares and Newco Shares that such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom such New Common Shares and Newco Shares is to be delivered will, as a condition precedent to the delivery of such New Common Shares and Newco Shares, give an indemnity bond satisfactory to PHM, Newco and the Depositary in such amount as PHM, Newco and the Depositary may direct, or otherwise indemnify PHM, Newco and the Depositary in a manner satisfactory to PHM, Newco and the Depositary, against any claim that may be made against PHM, Newco or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and will otherwise take such actions as may be required by the articles of PHM.

4.3	Distributions with Respect to Unsurrendered Certificates

No dividend or other distribution declared or made after the Effective Time with respect to New Common Shares or Newco Shares with a record date after the Effective Time will be delivered to the holder of any unsurrendered certificate that, immediately before the Effective Time, represented outstanding PHM Shares unless and until the holder of such certificate will have complied with the provisions of Sections 4.1 or 4.2 hereof. Subject to applicable law and to Section 4.6 hereof, at the time of such compliance, there will, in addition to the delivery of New Common Shares and Newco Shares to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of all dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such New Common Shares or Newco Shares.

4.4	Withholding Rights

PHM, Newco and the Depositary will be entitled to deduct and withhold from all dividends, distributions or other amounts otherwise payable to any Former PHM Shareholder such amounts as PHM, Newco or the Depositary is required or permitted to deduct and withhold with respect to such payment under the Tax Act, the Code or any provision of any applicable federal, provincial, state, local or foreign tax law or treaty. To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes hereof as having been paid to the Former PHM Shareholder in respect of which such deduction and withholding was made, provided, however, that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that any shares or other non-cash consideration is required to be deducted or withheld from any payment to a Former PHM Shareholder, any of PHM, Newco or the Depositary is hereby authorized to sell or otherwise dispose of shares or other consideration as is necessary to provide sufficient funds to enable PHM, Newco or the Depositary to comply with all deduction or withholding requirements applicable to it, and PHM, Newco or the Depositary will notify the holder thereof and remit to the holder thereof any unapplied balance of the net proceeds of such sale.

4.5	Withholding relating to Former PHM Optionholders

PHM will be entitled to deduct and withhold from any amount payable to any Former PHM Optionholder, such amount as is required or permitted to be deducted or withheld under the Tax Act, the Code or any provision of any applicable federal, provincial, state, local or foreign tax law or treaty, including the right to withhold New PHM Options and/or Newco Options if required (the “Withholding Obligations”).

PHM shall have the right, in its discretion, to satisfy any Withholding Obligations by:

(a)	causing to be exercised, such number of New PHM Options and/or Newco Options as is sufficient to fund the Withholding Obligations;

(b)
selling or causing to be sold, on behalf of any Former PHM Optionholder, such number of New Common Shares and/or Newco Shares issued to the Former PHM Optionholder on the exercise of New PHM Options or Newco Options, respectively, as is sufficient to fund the Withholding Obligations;

(c)	retaining the amount necessary to satisfy the Withholding Obligations from any amount which would otherwise be delivered, provided or paid to the Former PHM Optionholder by PHM; and

(d)	making such other arrangements as PHM may reasonably require.

The sale of New Common Shares or Newco Shares by PHM, or by a broker engaged by PHM (the “Broker”), will be made on the TSX-V. The Former PHM Optionholder consents to such sale and grants to PHM an irrevocable power of attorney to effect the sale of such New Common Shares or Newco Shares on his or her behalf and acknowledges and agrees that (i) the number of New Common Shares or Newco Shares sold shall, at a minimum, be sufficient to fund the Withholding Obligations net of all selling costs, which costs are the responsibility of the Former PHM Optionholder and which the Former PHM Optionholder hereby authorizes to be deducted from the proceeds of such sale; (ii) in effecting the sale of any such New Common Shares or Newco Shares, PHM or the Broker will exercise its sole judgment as to the timing and the manner of sale and will not be obligated to seek or obtain a minimum price; and (iii) neither PHM nor the Broker will be liable for any loss arising out of any sale of such New Common Shares or Newco Shares including any loss relating to the pricing, manner or timing of such sales or any delay in transferring any New Common Shares or Newco Shares to the Former PHM Optionholder or otherwise. The Former PHM Optionholder further acknowledges that the sale price of such New Common Shares or Newco Shares will fluctuate with the market price of the New Common Shares or Newco Shares and no assurance can be given that any particular price will be received upon any sale.

4.6	Limitation and Proscription

Subject to Article 3, to the extent that a Former PHM Shareholder will not have complied with the provisions of Sections 4.1 or 4.2 hereof on or before the date that is six (6) years after the Effective Date (the “Final Proscription Date”), then the New Common Shares and Newco Shares that such Former PHM Shareholder was entitled to receive will be automatically cancelled without any repayment of capital in respect thereof and such New Common Shares and Newco Shares, will be delivered to PHM or Newco, as applicable, by the Depositary and the share certificates or Direct Registration Advices representing such New Common Shares and Newco Shares will be cancelled, and the interest of the Former PHM Shareholder in such New Common Shares and Newco Shares will be terminated as of the Final Proscription Date.

4.7	New PHM Options and Newco Options

Immediately after the Effective Time, any document or instrument previously evidencing outstanding PHM Options will be, and will be deemed to be, terminated and of no force or effect. After the Effective Time, a former holder of PHM Options will be entitled to receive from each of PHM and Newco, as the case may be, and PHM and Newco will deliver, as the case may be, within a reasonable period of time, the certificates or other documents or agreements evidencing the New PHM Options and the Newco Options to which such holder is entitled pursuant to Subsection 2.3(b) hereof, as the case may be, each of which will reflect the terms of this Plan of Arrangement, the New PHM Options, the Newco Options, the New PHM Option Plan, and the Newco Option Plan, as the case may be.

4.8	No Encumbrances

Any exchange or transfer of securities pursuant to this Plan of Arrangement will be free and clear of any Encumbrances of any kind.

4.9	Paramountcy

From and after the Effective Time:

(a)	this Plan of Arrangement will take precedence and priority over any and all PHM Shares and PHM Options issued before the Effective Time;

(b)	the rights and obligations of the registered holders of PHM Shares and PHM Options, PHM, and Newco, will be solely as provided for in this Plan of Arrangement; and

(c)
all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any PHM Share or PHM Options outstanding as at the Effective Time will be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

ARTICLE 5
AMENDMENT AND WITHDRAWAL

5.1	Amendment of Plan of Arrangement

(a)
PHM reserves the right to amend, modify and supplement this Plan of Arrangement at any time and from time to time, provided that any amendment, modification or supplement must be contained in a written document which is filed with the Court and, if made following the Meeting, approved by Newco and the Court and communicated to PHM Securityholders in the manner required by the Court (if so required).

(b)
Any amendment, modification or supplement to this Plan of Arrangement may be proposed by PHM at any time before or at the Meeting with or without any other prior notice or communication and if so proposed and accepted by the PHM Securityholders voting at the Meeting will become part of this Plan of Arrangement for all purposes.

(c)
Any amendment, modification or supplement to this Plan of Arrangement which is approved or directed by the Court following the Meeting will be effective only if it is consented to by PHM and Newco (each acting reasonably).

(d)
Notwithstanding the above, any amendment that concerns a matter that is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any Person in his, her or its capacity as an PHM Securityholder, will not require Court approval or communication to the PHM Securityholders.

5.2	Withdrawal of Plan of Arrangement

This Plan of Arrangement may be withdrawn before the Effective Time in accordance with the terms of the Arrangement Agreement.

ARTICLE 6
FURTHER ASSURANCES

6.1	Further Assurances

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties to the Arrangement Agreement will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out therein.

APPENDIX A

26.3 The Class A Common Shares as a class shall have attached thereto the following rights, privileges, restrictions and conditions:

(a) Voting: The holders of the Class A Common Shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Company and, on any vote taken by poll, to two votes in respect of each Class A Common Share held at all such meetings.

(b) Dividends: Subject to the rights of the holders of the First Preferred Shares and Second Preferred Shares and any other class of shares ranking senior to the Class A Common Shares, the holders of the Class A Common Shares shall be entitled to receive and participate rateably in any dividends declared by the board of directors.

(c) Liquidation, Dissolution or Winding-Up: Subject to the rights of the holders of the First Preferred Shares and Second Preferred Shares and any other class of shares ranking senior to the Class A Common Shares, in the event of the liquidation, dissolution or winding up of the Company or other distribution of the assets of the Company among its shareholders for the purposes of winding up its affairs, the holders of the Class A Common Shares shall participate rateably in the distribution of the assets of the Company.

APPENDIX B

PART 26

SPECIAL RIGHTS AND RESTRICTIONS ATTACHING TO SHARES

The Company is authorized to issued an unlimited number of First Preferred Shares, an unlimited number of Second Preferred Shares and an unlimited number of Common Shares, all subject to the following rights, privileges, restrictions and conditions:

26.1 The First Preferred shares as a class shall have attached thereto the following rights, privileges, restrictions and conditions:

(a) Issuance in Series: The First Preferred Shares may be issued from time to time in one or more series and, subject to these articles, the board of directors is authorized to fix, from time to time before issuance, the number of shares in and the designation, rights, privileges, restrictions and conditions attaching to the shares of each series of First Preferred Shares.

(b) Ranking of First Preferred Shares: The First Preferred Shares of each series shall, with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, rank on a parity with the First Preferred Shares of every other series and be entitled to preference over the Second Preferred Shares, the Common Shares and the shares of any other class ranking junior to the First Preferred Shares. The First Preferred Shares of any series shall also be entitled to such other preferences, not inconsistent with these provisions, over the Second Preferred Shares, the Common Shares and the shares of any other class ranking junior to the First Preferred Shares or as may be fixed in accordance with §26.1(a).

(c) Approval by Holders of First Preferred Shares: The approval by the holders of the First Preferred Shares with respect to any and all matters referred to herein may, subject to the provisions of the Business Corporations Act (British Columbia), be given in writing by the holders of all of the First Preferred Shares for the time being outstanding or by resolution duly passed and carried by not less than two-thirds of the votes cast on a poll at a meeting of the holders of the First Preferred Shares duly called and held for the purpose of considering the subject matter of such resolution and at which meeting holders of not less than a majority of all First Preferred Shares then outstanding are present in person or represented by proxy; provided, however, that if at any such meeting, when originally held, the holders of at least a majority of all First Preferred Shares then outstanding are not present in person or represented by proxy within 30 minutes after the time fixed for the meeting, then the meeting shall be adjourned to such date, being not less than 15 days later, and to such time and place, as may be fixed by the chairman of such meeting and at such adjourned meeting the holders of First Preferred Shares present in person or represented by proxy, whether or not they hold a majority of all First Preferred Shares then outstanding, may transact the business for which the meeting was originally called, and a resolution duly passed and carried by not less than two-thirds of the votes cast on a poll at such adjourned meeting shall constitute the approval of the holders of the First Preferred Shares hereinbefore mentioned. Notice of any such original meeting of the holders of the First Preferred Shares shall be given not less than 21 days nor more than 50 days prior to the date fixed for such meeting and shall specify in general terms the purpose for which the meeting is called. No notice of any such adjourned meeting need be given unless such meeting is adjourned by one or more adjournments for an aggregate of 30 days or more from the date of such original meeting, in which latter case notice of the adjourned meeting shall be given in the manner prescribed for the original meeting as aforesaid.

26.2 The Second Preferred shares as a class shall have attached thereto the following rights, privileges, restrictions and conditions:

(a) Issuance in Series: The Second Preferred Shares may be issued from time to time in one or more series and, subject to these articles, the board of directors is authorized to fix, from time to time before issuance, the number of shares in and the designation, rights, privileges, restrictions and conditions attaching to the shares of each series of Second Preferred Shares.

(b) Ranking of Second Preferred Shares: The Second Preferred Shares of each series shall, with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding- up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, rank on a parity with the Second Preferred Shares of every other series and be entitled to preference over the Common Shares and the shares of any other class ranking junior to the Second Preferred Shares. The Second Preferred Shares of any series shall also be entitled to such other preferences, not inconsistent with these provisions, over the Common Shares and the shares of any other class ranking junior to the Second Preferred Shares or as may be fixed in accordance with §26.2(a).

(c) Approval by Holders of Second Preferred Shares: The approval by the holders of the Second Preferred Shares with respect to any and all matters referred to herein may, subject to the provisions of the Business Corporations Act (British Columbia), be given in writing by the holders of all of the Second Preferred Shares for the time being outstanding or by resolution duly passed and carried by not less than two-thirds of the votes cast on a poll at a meeting of the holders of the Second Preferred Shares duly called and held for the purpose of considering the subject matter of such resolution and at which meeting holders of not less than a majority of all Second Preferred Shares then outstanding are present in person or represented by proxy; provided, however, that if at any such meeting, when originally held, the holders of at least a majority of all Second Preferred Shares then outstanding are not present in person or represented by proxy within 30 minutes after the time fixed for the meeting, then the meeting shall be adjourned to such date, being not less than 15 days later, and to such time and place, as may be fixed by the chairman of such meeting and at such adjourned meeting the holders of Second Preferred Shares present in person or represented by proxy, whether or not they hold a majority of all Second Preferred Shares then outstanding, may transact the business for which the meeting was originally called, and a resolution duly passed and carried by not less than two-thirds of the votes cast on a poll at such adjourned meeting shall constitute the approval of the holders of the Second Preferred Shares hereinbefore mentioned. Notice of any such original meeting of the holders of the Second Preferred Shares shall be given not less than 21 days nor more than 50 days prior to the date fixed for such meeting and shall specify in general terms the purpose for which the meeting is called. No notice of any such adjourned meeting need be given unless such meeting is adjourned by one or more adjournments for an aggregate of 30 days or more from the date of such original meeting, in which latter case notice of the adjourned meeting shall be given in the manner prescribed for the original meeting as aforesaid.

26.3 The Common Shares as a class shall have attached thereto the following rights, privileges, restrictions and conditions:

(a) Voting: The holders of the Common Shares shall be entitled to receive notice of and to attend all meetings of the shareholders of the Company and, on any vote taken by poll, to one vote in respect of each Common Share held at all such meetings.

(b) Dividends: Subject to the rights of the holders of the First Preferred Shares and Second Preferred Shares and any other class of shares ranking senior to the Common Shares, the holders of the Common Shares shall be entitled to receive and participate rateably in any dividends declared by the board of directors.

(c) Liquidation, Dissolution or Winding-Up: Subject to the rights of the holders of the First Preferred Shares and Second Preferred Shares and any other class of shares ranking senior to the Common Shares, in the event of the liquidation, dissolution or winding up of the Company or other distribution of the assets of the Company among its shareholders for the purposes of winding up its affairs, the holders of the Common Shares shall participate rateably in the distribution of the assets of the Company.